Exhibit 99.3

PHOTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	July 30,	October 31,
	2023	2022

Assets

Current assets:
Cash and cash equivalents	$448,479	$319,680
Short-term investments	27,325	38,820
Accounts receivable	206,128	198,147
Inventories	55,379	50,753
Other current assets	34,900	37,252

Total current assets	772,211	644,652

Property, plant and equipment, net	701,459	643,873
Other assets	29,673	27,305

Total assets	$1,503,343	$1,315,830

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$6,589	$10,024
Accounts payable and accrued liabilities	184,063	183,773

Total current liabilities	190,652	193,797

Long-term debt	20,121	32,310
Other liabilities	40,694	27,634

Photronics, Inc. shareholders' equity	961,212	831,527
Noncontrolling interests	290,664	230,562
Total equity	1,251,876	1,062,089

Total liabilities and equity	$1,503,343	$1,315,830